QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.29

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into by and between DIEDRICH COFFEE, INC., a Delaware corporation (the "Company") and PHILIP G. HIRSCH (the "Executive"), and shall be effective as of September 1, 2002 (the "Effective Date").

RECITALS

        The Company and the Executive desire to enter into this Agreement to establish the terms and conditions of the Executive's employment by the Company as its Chief Executive Officer.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing recital, and subject to the conditions and covenants set forth herein, the parties agree as follows:

ARTICLE I
DUTIES AND TERM

        1.01    Duties.    The Company hereby employs the Executive as its Chief Executive Officer and the Executive hereby accepts such employment upon the terms and subject to the conditions set forth in this Agreement. Unless earlier terminated, the term of the Executive's employment under this Agreement shall commence on the Effective Date and shall continue until August 31, 2004 (the "Term"). The Executive shall perform such duties and functions consistent with his role as Chief Executive Officer as may from time to time be assigned to him by the Board of Directors of the Company (the "Board").

        1.02    Other Business.    The Executive agrees that during the course of the Company's business hours throughout the Term, he will devote the whole of his time, attention and efforts to the performance of his duties and obligations hereunder. The Executive shall not, during the Term, without the written approval of the Board first had and obtained in each instance, (a) directly or indirectly, be employed by, an advisor to or an investor in any business enterprise that offers products or services competitive with the Company's or (b) engage in any activity that materially interferes with the Executive's performance of the duties assigned the Executive hereunder, in each case as determined in the sole and absolute discretion of the Board.

ARTICLE II
COMPENSATION AND BENEFITS

        2.01    Salary and Bonus.    For all services to be rendered by the Executive under this Agreement, the Company shall pay, or cause to be paid, to the Executive in cash, payable in accordance with the normal payroll practices of the Company for senior executive officers (including deductions, withholdings and collections as required by law), the following:

          (a)    Annual Base Salary.    An annual base salary (the "Annual Base Salary") equal to $325,000 per year (paid on a bi-weekly basis). During the Term, the Compensation Committee of the Board (the "Compensation Committee") shall review the Executive's Annual Base Salary on or about each anniversary of this Agreement. The Compensation Committee, in its sole and absolute discretion, may adjust the Executive's Annual Base Salary as it deems necessary or appropriate.

          (b)    Annual Incentive Bonus.    A cash bonus (the "Annual Incentive Bonus") of up to fifty percent (50%) of the Executive's Annual Base Salary, as determined by the Compensation Committee in its sole and absolute discretion and subject to the achievement of specified objectives and targets established by the Compensation Committee.

          (c)    Gross Amounts.    The Annual Base Salary and Annual Incentive Bonus set forth in this Article II shall be the gross amounts of such Annual Base Salary and Annual Incentive Bonus. The Executive is responsible for paying any and all taxes due on any amounts received by him as Annual Base Salary and Annual Incentive Bonus, including, but not limited to, any income tax, social security tax, Medicare tax or capital gains tax.

        2.02    Stock Options.    Contemporaneously with the execution of this Agreement, the Company will grant non-qualified options to purchase one hundred twenty thousand (120,000) shares of common stock of the Company under the Company's 2000 Equity Incentive Plan (the "Plan") upon the terms and conditions set forth on the Option Grant Schedule attached hereto, and upon such other terms and conditions contained in the Plan. The Board will review the issuance of additional stock options annually.

        2.03    Executive Benefits.    During the Term of the Executive's employment:

          (a)    Healthcare.    The Company shall provide and pay for the cost of premiums for health, dental and medical insurance coverage for the Executive and the Executive's dependents consistent with the coverage generally made available by the Company to senior executives of the Company and providing benefits at least as favorable to the Executive's current level of coverage.

          (b)    Expenses.    The Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary travel and other business expenses incurred or paid by the Executive in connection with the performance of his services under this Agreement in accordance with the Company's policies for other senior executives of the Company.

          (c)    Vacation.    The Executive shall be entitled to paid vacation leave consistent with the Company's policies for other senior executives of the Company.

          (d)    Additional Future Benefits.    In addition to the benefits set forth above, the Executive shall be entitled to participate in any other policies, programs and benefits that the Company may, in its sole and absolute discretion, make generally available to its other senior executives from time to time, including, but not limited to, health, dental, medical, life and disability insurance, pension and retirement plan, stock plans and other similar programs.

ARTICLE III
TERMINATION OF EMPLOYMENT

        3.01    Termination of Employment.    The Executive's employment under this Agreement is expressly "at will," and either the Executive or the Company may terminate the Executive's employment with the Company at any time and for any reason, with or without cause. Any termination of the Executive's employment is, however, subject to the terms and provisions of Sections 3.02, 3.03 and 3.04 of this Agreement.

        3.02    Death or Disability.

          (a)    Death.    The Executive's employment under this Agreement shall terminate immediately and without notice by the Company upon the death of the Executive.

          (b)    Disability.    The Executive's employment under this Agreement shall terminate in the event that the Executive is unable to perform his duties or responsibilities because of a mental or physical ailment or incapacity for an aggregate of ninety (90) calendar days during any calendar year (whether or not consecutive) (a "Disability"). This Agreement, and the Executive's employment hereunder, shall immediately terminate upon the delivery of a written notice to the Executive of his termination pursuant to this Section.

          (c)    Compensation.    In the event the Executive is terminated pursuant to Section 3.02(a) or (b), he shall be entitled to receive all unpaid salary up to the termination date and any compensation attributable to accrued, but unpaid vacation days. The Executive shall not be entitled to any other payments, benefits or rights associated with employment.

        3.03    Termination by the Company.

          (a)    Termination by the Company.    At any time prior to the expiration of the Term, the Executive's employment under this Agreement may be terminated by the Company either for cause (as defined below) or without any cause. The term "cause" shall mean the following:

      (i)
      the willful failure or refusal to carry out the reasonable directions (written or oral) of the Board, which directions are consistent with the Executive's duties set forth hereunder and which the Board believes in good faith to be in the best interests of the Company;

      (ii)
      the Executive's material breach of his duties regarding Confidential Information contained in Section 4.01 hereof;

      (iii)
      a willful act by the Executive that constitutes gross negligence in the performance of the Executive's duties under this Agreement and which materially injures the Company;

      (iv)
      a conviction for a violation of a state or federal criminal law involving the commission of a felony or other crime involving moral turpitude; or

      (v)
      unethical business practices, including fraud or dishonesty, in connection with the Company's business.

  Provided, however, that with respect to events described in Section 3.03(a)(i) above, the Company shall give written notice to the Executive of any such event and the Executive shall have thirty (30) days, beginning on the date of delivery of such written notice, to cure same, or if such event cannot be cured within said thirty (30) day period, the Executive shall commence his efforts to cure the event within the thirty (30) day period and diligently work to cure such event within a reasonable time period. If the Executive, within said thirty (30) day period or within a reasonable time period, as applicable, does not cure the event for which notice has been provided under subparagraph (a)(i) above, then the Executive's employment under this Agreement may be terminated by the Company by delivery to the Executive of written notice of termination, and such termination shall be effective as of the date of delivery of such written notice.

          (b)    Termination For Cause.    If the Company terminates Executive's employment for cause prior to the expiration of the Term, then the Executive shall be entitled to receive all unpaid salary up to the termination date and any compensation attributable to accrued, but unpaid vacation days. The Executive shall not be entitled to any other payments, benefits or rights associated with employment.

          (c)    Termination Without Cause.    If the Company terminates Executive's employment for any reason other than for cause prior to the expiration of the Term, then, in addition to all unpaid salary and unpaid benefits to which the Executive is entitled through the termination date under this Agreement:

      (i)
      the Executive shall be entitled to receive bi-weekly payments equal to one year of the Executive's then current Annual Base Salary; and

      (ii)
      if the Executive elects to continue healthcare benefits pursuant to COBRA, the Company shall be obligated to pay the costs of such healthcare insurance continuation until the first anniversary of the date of his termination.

  The payments made to the Executive pursuant to Section 3.03(c)(i) and (ii), if any, shall cease if the Executive accepts full time employment or works full time as an independent contractor after the date of his termination by the Company. With respect to the foregoing, the Board, in good faith, shall determine whether Executive is employed full time or working full time as an independent contractor. Other than as expressly set forth in this Section 3.03(c), the Executive shall not be entitled to any other compensation or benefits as a result of being terminated without cause.

        3.04    Termination by the Executive.

          (a)    Termination by the Executive.    At any time prior to the expiration of the Term of this Agreement, the Executive may terminate his employment with the Company for good reason (defined below) or for any other reason. The term "good reason" shall mean the following:

      (i)
      a reduction of the Executive's then current Annual Base Salary;

      (ii)
      a repeated, material breach of the Company's obligations under Section 2 hereof;

      (iii)
      the termination of, or a material reduction in, any employee benefit or perquisite enjoyed by the Executive (other than as part of an across-the-board reduction applying to all executive officers of the Company that has been approved by the Board);

      (iv)
      the removal of the Executive from the Executive's position as Chief Executive Officer; or

      (v)
      the receipt of a directive from the Board to commit an illegal act;

          (b)    Termination Without Good Reason.    If the Executive terminates his employment prior the end of the Term for any reason other than a good reason, then the Executive shall be entitled to receive all unpaid salary up to the termination date and any compensation attributable to accrued, but unpaid vacation days. After the date of his termination, he shall not be entitled to any other payments, benefits or rights associated with employment.

          (c)    Termination For Good Reason.    If the Executive terminates his employment for good reason prior to the end of the Term, then, in addition to all unpaid salary and unpaid benefits to which the Executive is entitled through the termination date under this Agreement, the Executive shall be entitled to receive bi-weekly payments equal to one year of the Executive's then current Annual Base Salary.

ARTICLE IV
CONFIDENTIAL INFORMATION AND NONSOLICITATION

        4.01    Confidential Information.    The Executive acknowledges and agrees that the Company has developed and uses certain proprietary and confidential information, data, processes, business methods, computer software, data bases, customer lists and know-how ("Confidential Information"). The Executive agrees that the Confidential Information is a trade secret of the Company which shall remain the sole property of the Company notwithstanding that the Executive, as an employee of the Company, may participate in the development of the Confidential Information. During the term of this Agreement and at all times thereafter, other than in the performance of his duties hereunder, the Executive shall not disclose any Confidential Information to any person or entity for any reason or purpose whatsoever, nor shall the Executive make use of any Confidential Information for the Executive's own benefit or for the benefit of any other person or entity. Upon termination of this Agreement for any reason, the Executive will promptly surrender to the Company all Confidential Information in the Executive's possession or under the Executive's control, whether prepared by the Executive or by others.

        4.02    Nonsolicitation.    The Executive agrees that for a period of three (3) years following the termination of the Executive's employment hereunder, the Executive will not directly or indirectly solicit or attempt to solicit any of the employees of or consultants to the Company to leave the Company or to become employees of or consultants to any other person or entity if such employment or consulting would interfere with such employee's or consultant's ability to continue providing services to the Company.

ARTICLE V
MISCELLANEOUS

        5.01    Modification and Waiver of Breach.    This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and the Executive. A waiver of, or failure to insist upon compliance with, any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition and any waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

        5.02    Assignment, Successors.    This Agreement may not be assigned by either party hereto without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's estate and the Company and any assignee of or successor to the Company.

        5.03    Notices.    All notices, requests, demands and other communications under this Agreement must be in writing and shall be deemed given upon personal delivery, facsimile transmission (with confirmation of receipt), delivery by a reputable overnight courier service or five (5) days following deposit in the United States mail (if sent by certified or registered mail, postage prepaid, return receipt requested), in each case duly addressed to the party to whom such notice or communication is to be given as follows:

To the Company:	Diedrich Coffee, Inc. 2144 Michelson Drive Irvine, California 92612 Attention: Chairman of the Board Fax Number: (949) 260-1610
To the Executive:	Philip G. Hirsch [Address]

        Any party may change its address for the purpose of this Section 5.03 by giving the other party written notice of the new address in the manner set forth above.

        5.04    Severability.    If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

        5.05    Entire Agreement.    This Agreement, along with the terms of the Company's 2000 Equity Incentive Plan, contains the entire agreement between the Company and the Executive with respect to the subject matters hereof and supersedes all prior or contemporaneous agreements, arrangements or understandings, written or oral, with respect to the subject matters hereof.

        5.06    Legal Fees; Arbitration.    The parties hereto expressly agree that in the event of any dispute, controversy or claim by any party regarding this Agreement, the prevailing party shall be entitled to reimbursement by the other party to the proceeding of reasonable attorney's fees, expenses and costs incurred by the prevailing party. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement or otherwise arising out of the execution hereof, including any claim based on contract, tort or statute, shall be resolved, at the request of any party, by submission to binding arbitration at the Orange County, California offices of Judicial Arbitration & Mediation Services, Inc. ("JAMS"), and any judgment or award rendered by JAMS shall be final, binding and unappealable, and judgment may be entered by any state or federal court having jurisdiction thereof Any party can initiate arbitration by sending written notice of intention to arbitrate (the "Demand") by registered or certified mail to all parties and to JAMS. The Demand shall contain a description of the dispute, the amount involved, and the remedy sought. The arbitrator shall be a retired or former judge agreed to between the parties from the JAMS' panel. If the parties are unable to agree, JAMS shall provide a list of three available judges and each party may strike one. The remaining judge shall serve as the arbitrator. Each party hereto intends that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. In his award, the arbitrator shall allocate, in his discretion, among the parties to the arbitration all costs of the arbitration, including the fees of the arbitrator and reasonable attorneys' fees, costs and expert witness expenses of the parties. The parties hereto agree to comply with any award made in any such arbitration proceedings that has become final and agree to the entry of a judgment in any jurisdiction upon any award rendered in such proceeding becoming final.

        5.07    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its choice of law principles.

        5.08    Counterparts.    This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:
DIEDRICH COFFEE, INC.
By:	/s/ PAUL C. HEESCHEN Paul C. Heeschen Chairman of the Board of Directors
THE EXECUTIVE:
PHILIP G. HIRSCH
/s/ PHILIP G. HIRSCH Philip G. Hirsch

OPTION GRANT SCHEDULE

Date of Grant:	The date of grant shall be the date that the Board approves the grant of the Options (the "Grant Date").
Number of Option Shares:	120,000 non-qualified option shares (the "Options").
Exercise Price:	The exercise price shall be the average of the last reported price of the Company's common stock on the Nasdaq National Market on the five trading days prior to the Grant Date.
Vesting Schedule:	(a) 60,000 options shall vest on August 31, 2003; and (b) 60,000 options shall vest on August 31, 2004.
Expiration Date:	(a) If the Company terminates Executive "for cause," then all of his unexercised Options (whether or not vested) will expire and become unexercisable as of the date of such termination.

(b) If Executive's employment ceases for any other reason, (including, but not limited to, termination by the Company without cause, Executive's resignation for any reason, expiration of the Term, death or disability) then: (i) all Options that have not become exercisable as of the date of termination or resignation will immediately terminate and become unexercisable; and (ii) all Options that have become exercisable will terminate and become unexercisable on the two year anniversary of the date that Executive ceased to be employed by the Company.
Additional Terms:	The Options shall be subject to the terms and conditions of the Plan.

QuickLinks

  EXHIBIT 10.29
EMPLOYMENT AGREEMENT
RECITALS
AGREEMENT
ARTICLE I DUTIES AND TERM
ARTICLE II COMPENSATION AND BENEFITS
ARTICLE III TERMINATION OF EMPLOYMENT
ARTICLE IV CONFIDENTIAL INFORMATION AND NONSOLICITATION
ARTICLE V MISCELLANEOUS
OPTION GRANT SCHEDULE